Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Amends Credit

Facility with KeyBank with Maximum Expansion Size of $500 Million

LADERA RANCH, Calif. - January 12, 2016 - Strategic Storage Trust II, Inc. (SST II) – which is sponsored by SmartStop Asset Management, LLC – recently announced the amendment of its credit facility with KeyBank. The amended credit facility is a revolving credit facility that has a maximum borrowing capacity of $105 million that may be increased up to a maximum credit facility size of $500 million. The amended credit facility has an initial term of three years, maturing on December 22, 2018, with two one-year extension options subject to certain conditions outlined further in the agreement.

“We are excited to complete this amendment to our credit facility, as it allows us greater flexibility to execute on our growth strategy,” said H. Michael Schwartz, chairman and CEO of SST II. “This is an extension of our long-term relationship with KeyBank and will allow us to acquire prime self storage properties throughout the United States and Toronto, Canada.”

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 19,500 self storage units and approximately 2 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 34,000 self storage units and approximately 3.8 million rentable square feet. The company is the asset manager for 54 self storage facilities located throughout the United States and Canada. SmartStop Asset Management is the sponsor of SST II and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focused on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.